LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made as of the 1st day of April, 2010 (the “Effective Date”), by and between CyberDefender Corporation, a California corporation (“Licensor”), and GR Match, LLC, a Delaware limited liability (“Licensee”). Licensor and Licensee may be referred to herein each individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Licensor is the owner of the CyberDefender line of antivirus and Internet security products and services, including updates, new versions or releases thereof and new products and/or services which may be developed and/or offered by Licensor from time to time;

WHEREAS, Licensor is the owner of the Trademarks (as defined below); and

WHEREAS, it is desired by both Parties that Licensee be permitted to use and exploit the Products (as defined below) and the Product IP (as defined below) related thereto and to advertise, market, promote, sell and distribute the Products via the applicable Channels in the Territory (each as defined below), as more specifically set forth below, in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Definitions:
A.           “Affiliate” of a Person shall mean an individual, corporation, limited liability company, partnership, trust or other entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

B.           “Applicable Laws” shall mean any applicable international, national, federal, state, local and municipal laws, rules, regulations, standards or orders.

C.           “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

D.           “Channels” shall mean those channels of distribution listed on Schedule A hereto.

E.           “Confidential Information” shall have the meaning set forth in Section 8.3.

F.           “Domestic Roll-Out Date” shall mean the earlier of (i) the date upon which the aggregate gross revenues, net of any returns, refunds and chargebacks, received by Licensee or its Affiliates from sales of the Products in the Domestic Territory exceeds One Million Dollars ($1,000,000.00) or (ii) the date that is eighteen (18) months following the date that Licensor has delivered to Licensee all information, code, packaging and insert materials and other materials reasonably necessary for Licensee and/or the Manufacturer (as defined below) to manufacture and/or reproduce the Products in tangible medium in the Domestic Territory, including, without limitation, (A) any programming or modification of the Products necessary or reasonably requested by Licensee to be able to port the Software to the media in which it will be distributed and for the Products to be able to be installed properly from such medium, (B) master gold copies of the Products, (C) fixes for errors or defects that prevent the production of the Products in a tangible medium, and (D) all technical data, specifications and other technical information relating to the Software which is reasonably requested by Licensee and/or the Manufacturer.

G.           “Domestic Territory” shall mean the United States of America as reflected on Schedule A attached hereto.

H.           “Foreign Country” shall have the meaning set forth in Section 4.5(b).

I.           “International Roll-Out Date” shall mean the earlier of (i) the date upon which the aggregate gross revenues, net of any returns, refunds and chargebacks, received by Licensee or its Affiliates from sales of the Products in the International Territory exceeds One Million Dollars ($1,000,000.00) or (ii) the date that is eighteen (18) months following the date upon which Licensor has, at Licensee’s request pursuant to Section 4.3 hereof, taken all commercially reasonable actions in order to facilitate the sale and use of the Products in at least three (3) countries (selected by Licensee in its sole discretion by delivering written notice to Licensor of such selections) in the International Territory in which Licensee will sell and/or distribute the Products, including, without limitation, (A) translating the Software and any tutorials, guides, instructions and other materials which are included with the Products to the local language in such three (3) countries, and (B) modifying, reprogramming and otherwise reconfiguring the Software to be compatible with the local legal, system and technical requirements of such three (3) countries, including, without limitation, reconfiguring each selling suite which is included in the Software to reflect Licensee as the merchant of record upon any renewal of an applicable Product.

J.           “International Territory” shall mean those territories listed under the heading “International Territory” as set forth on Schedule A attached hereto.

K.           “Licensee Materials” shall have the meaning set forth in Section 5.1.

L.           “Live Tech Services” shall mean Live Help Desk 24/7 technology support services (or variations thereof) or similar live technology support services.

M.           “Person” shall mean an individual, corporation, limited liability company, partnership, trust or other entity.

N.           “Product” or “Products” shall mean any individual product or services or the group of products or services developed, owned and/or controlled by Licensor or its Affiliates which comprise the CyberDefender line of antivirus and Internet security products or services (whether now existing or hereafter developed or acquired or offered), whether or not marketed, licensed or sold under the Trademarks, including, without limitation, CyberDefender Early Detection Center, CyberDefender Early Detection Center Family Pak, CyberDefender Registry Cleaner, CyberDefenderCOMPLETE, CyberDefenderPREMIUM, CyberDefenderULTIMATE, CyberDefender Identity Protection Services, MyIdentityDefender Toolbar, CyberDefenderFREE and Live Tech Services (subject to Sections 4.5(a) and (b) below) and including any private label branding or localized versions of any individual product, service or group of products, services which comprise the CyberDefender line of antivirus and Internet security products or services (whether now existing or hereafter developed or acquired or offered), including, without limitation, “MyCleanPC” and “DoubleMySpeed.”

O.           “Product IP” shall mean (i) all of the patents, proprietary information, copyrights, trademarks, trade dress, moral rights, design rights, and other intellectual or industrial property rights recognized or protectable anywhere in the world, whether now existing or hereafter created or arising, relating to or necessary for the manufacture, use, sale, export, import, marketing, reproduction, distribution, modification or display of any of the Products and/or their packaging, including, without limitation, the Trademarks, and those inventions described in the patent applications identified in Schedule B hereto; (ii) all software, websites, portals, manuals, instruction guides, FAQs, content and other tangible embodiments of or that comprise any of the Products; (iii) any Internet website domain names and URLs relating to markets in the International Territory (other than www.cyberdefender.com); and (iv) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing (including any intellectual property rights in any of the foregoing).

P.           “Royalty” shall have the meaning set forth in Section 2.1.

Q.           “Software” shall have the meaning set forth in Section 3.2.

R.           “Term” shall have the meaning set forth in Section 11.1.

S.           “Territory” shall mean the Domestic Territory and the International Territory, collectively.

T.           “Trademarks” shall mean all trademarks, service marks, brands, logos, slogans  and other symbols owned or controlled by Licensor or its Affiliates, whether at common law or registered and whether now existing or hereafter developed or used, (inclusive of any pending trademark applications and registrations owned or controlled by or licensed to Licensor or an Affiliate and used or usable with respect to any of the Products, including, without limitation, those trademarks set forth on Schedule C hereto.

Other capitalized terms used herein shall have the meanings ascribed to them in the applicable sections hereof unless specifically provided otherwise.

1.           Rights Granted and Enforcement.

1.1           Rights Granted.  Licensor hereby grants and conveys to Licensee a sole, exclusive, transferable (subject to Section 13.3) and sublicensable right and license, throughout the Term (including the Sell Off Period (as defined in Section 11.5)), directly or through others, to (a) advertise, promote, demonstrate, market, sell, lease, distribute, import, export and otherwise exploit (collectively, “Market”) the Products through or in any medium (subject to Section 8.2) (including CDs, DVDs, and other tangible storage medium now existing or hereinafter developed) via the applicable Channels in the Territory (including in a tangible medium through websites of Licensee’s distributors, sub-licensees, resellers or other partners (for example, the companion website of a home shopping channel or a retail store where the Products are being offered for sale), and (b) manufacture, have manufactured, reproduce, use, practice, and display all of the Product IP during the Term in connection therewith.  Without limiting the foregoing, the rights granted herein may be exercised by Licensee and its Affiliates and their respective distributors, sub-licensees, resellers, joint ventures, marketing and media partners, advertisers, contractors and other entities in the channels of trade, and their further sub-licensees, sub-distributors, sub-resellers, joint ventures, marketing and media partners, advertisers and contractors, and the successors and assigns of any of the foregoing, whether foreign or domestic.

1.2           Packaging Materials.  In connection with the rights granted in this Article 1 and without limitation of Section 1.1, Licensor hereby grants to Licensee the sublicensable and transferable (to the same extent as the rights in Section 1.1) right and license throughout the Term (including the Sell Off Period), directly or through others (including fulfillment houses, Channel partners and contractors), to (a) design, develop, brand and manufacture/reproduce the tangible media in which the Products may reside, (b) design, develop, brand and manufacture/reproduce the packaging (and appropriate packaging materials and inserts thereto) in which Products may be shipped or delivered, and (c) use, reproduce in any medium, brand, distribute, display, and create derivative works of any user guides, manuals, instructions, FAQs, packaging inserts and other materials and content developed or used or held for use by Licensor or its Affiliates in connection with the Products, in any language and form, for packaging and shipping the Products. Licensee shall have the discretion to sell and distribute the Products on a standalone basis, as a package or in bundles or multiples in the International Territory and may develop and use different or the same packaging for all or some of the Products, as deemed appropriate for the particular Channel of trade and/or Territory.

1.3           Enforcement of Rights.

(a)           Licensor, upon becoming aware of any infringement or misappropriation of any Product IP or any actual or proposed activity by a third party in violation of or that contravenes the exclusive license rights granted to Licensee under this Agreement shall promptly notify Licensee in writing of such act.

(b)           Promptly following Licensor’s becoming aware of any (i) actual or proposed activity by any Person that violates or would (if done or authorized by the Licensor) contravene or be inconsistent with an exclusive license right granted to Licensee under this Agreement, including any activities involving grey or counterfeit units of any Product in the Channels in the Territory (a “License Contravention Activity”) or (ii) actual or proposed infringement or misappropriation of any Product IP that is material or likely to adversely diminish the value of the Products or the exclusive license granted to Licensee hereunder (an “Infringement”), Licensor shall, at its sole cost and expense, promptly evaluate the License Contravention Activity or Infringement, as the case may be, with competent counsel and make a reasonable determination, based on counsel’s advice, as to whether it is desirable and prudent to make a demand or bring an action to stop the License Contravention Activity or Infringement.  Licensor shall, at its sole cost and expense, vigorously and diligently prosecute such License Contravention Activity or Infringement, as the case may be, with counsel reasonably satisfactory to Licensee and will have control of such action, including any compromise or settlement thereof; provided, however, that Licensor shall not settle any such action without the prior written consent of Licensee in the event such settlement would adversely affect, limit or conflict with the rights granted to Licensee hereunder or require Licensee to take or withhold from taking any action that is inconsistent with this Agreement or to pay any monies.  In any action by Licensor against any License Contravention Activity or Infringement, as the case may be, Licensee shall have the right to participate in (but not control) the prosecution of such action and to retain its own counsel at Licensee’s own expense.

(c)           Notwithstanding the foregoing, if Licensor fails to take action against a License Contravention Activity or Infringement, as the case may be, within thirty (30) days after Licensor’s becoming aware of the existence of such activity (whether by written notice from Licensee or otherwise) or Licensor otherwise fails to vigorously and diligently prosecute such action after it commences, then Licensee shall have the right to take action against such License Contravention Activity or Infringement, as the case may be, in Licensee’s name and/or on behalf of Licensor if Licensor is already a party to the action and, if Licensee elects to prosecute such action, shall have full control of the prosecution and resolution thereof, in which case Licensor shall reimburse Licensee for all reasonable costs and expenses incurred by Licensee in connection with pursuing such action net of any damage awards and recoveries actually made by the Licensee from the action.  To the extent necessary in connection with the previous sentence, Licensor hereby grants to Licensee the right to make demands and bring actions to mitigate and/or curtail a License Contravention Activity or Infringement, as the case may be.

(d)           At the request and expense of the Party taking action against a License Contravention Activity or Infringement, as the case may be, the other Party agrees to provide the requesting Party with all necessary assistance and cooperation that the requesting Party reasonably requests.  The Party that brings an action against the License Contravention Activity or Infringement, as the case may be, shall be entitled to retain any and all monetary awards obtained as a result of such action, including any damages and attorneys’ fees.  In the event the Parties jointly pursue any Infringement, all monetary awards obtained as a result of such action, including any damages and attorneys’ fees, shall first be applied to cover each Party’s costs and expenses incurred in connection with such action, and the balance of such monetary awards shall be split evenly between the Parties.

2.           Compensation.

2.1           Royalty.  Licensee shall pay to Licensor a royalty (the “Royalty”) in the amount set forth on Schedule D attached hereto for (i) each annual subscription and (ii) each renewal of an annual subscription (to the extent such renewal is purchased from Licensee (or its sub-licensees or distributors)) of an applicable Product which is purchased, or renewed, as the case may be, by an end user from Licensee (or its sub-licensees or distributors) in the Domestic Territory or the International Territory, as the case may be.  Licensee shall not be required to pay a Royalty to Licensor in connection with Licensee’s (or its sub-licensees or distributors) sale of any Products which are not set forth on Schedule D attached hereto.  Notwithstanding the foregoing, in the event Licensor incurs substantial out-of-pocket third party expenses in connection with creating or developing any Product which is significantly different than Licensor’s current line of Products or an enhancement or new version of any current Product with respect to which a Royalty is payable hereunder, the Parties agree to negotiate in good faith to determine the amount of the Royalty payable by Licensee hereunder in connection with its Marketing of such new Product or any appropriate modification of the Royalty payable with respect to any current Product.  There shall only be one Royalty per Product.  No Royalty shall be owed for any Product which is returned or for which a refund or chargeback is made. If a Royalty has been paid for any such Product that has been returned or for which a refund or chargeback is made, a credit for the amount of such paid royalties shall be applied against future Royalties payable by Licensee. Except as provided in Section 2.2, there is no guarantee of the quantity of Products that may be sold or the amount of Royalties that may be paid by Licensee to Licensor under this Agreement.  Licensee shall have the sole discretion to determine the price at which Products are licensed, sold or distributed pursuant to this Agreement.

2.2           Annual Advances.  From and after the thirty-six (36) month anniversary of the earlier of the Domestic Roll-Out Date or the International Roll-Out Date (the “Anniversary Date”), unless this Agreement is earlier terminated in accordance with Articles 10 or 11, Licensee shall pay to Licensor a non-refundable annual advance in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) by wire transfer to a bank account designated by Licensor, with each annual advance being applied against any future Royalties payable to Licensor (whether during the year that the Annual Advance is paid or any subsequent year) (each, an “Annual Advance” and, collectively, the “Annual Advances”) and which shall be due and payable to Licensor within ten (10) Business Days following the beginning of each calendar year, with the initial Annual Advance due and payable to Licensor within ten (10) Business Days following the Anniversary Date.  If the Anniversary Date does not fall on January 1 of an applicable year, the amount of the initial Annual Advance shall be prorated based on the number of days then remaining in the applicable year.  In the event Licensee fails to timely pay any Annual Advance (subject to a thirty (30) day cure period after receipt of written notice of payment past due from Licensor), Licensor may elect, at Licensor’s option at any time prior to one hundred eighty (180) days following the expiration of such cure period, and upon at least sixty (60) days prior written notice to Licensee, as Licensor’s sole and exclusive remedy, to cause the license granted in Section 1.1 of this Agreement to convert from an exclusive license to a non-exclusive license for the Channels in the Territory.

2.3           Payment of Royalty.  Licensee shall pay Royalty payments (other than Annual Advances, which shall be paid in accordance with Section 2.2) to Licensor on a quarterly basis based on calendar quarters, in arrears, no later than thirty (30) days following the end of the applicable quarter (each, a “Royalty Payment”).  Each Royalty Payment shall be calculated based on the number of annual subscriptions (including renewals, if applicable) of an applicable Product which end users purchased from Licensee (or its sub-licensees or distributors (subject to the last sentence of this Section 2.3)) during the previous quarter, less (i) any unapplied Annual Advances; and (ii) Localization Reimbursement Payments (as defined in Section 4.3) (solely with respect to Royalties payable from sales of the Products in the International Territory), and net of any returns, refunds and chargebacks.  Simultaneously with Licensee’s delivery of each Royalty Payment Licensee shall deliver to Licensor a reasonably detailed accounting statement showing (x) Licensee’s calculation of the Royalty Payment for such quarter and (y) until the Domestic Roll Out Date or the International Roll Out Date, as the case may be, occurs, the aggregate gross revenues, net of any returns, refunds and chargebacks, received by Licensee or its Affiliates from sales of the Products in each of the Domestic Territory and the International Territory, respectively (each, a “Royalty Statement”).  For purposes of calculating the amount of a Royalty Payment, a Product which end users purchase from Licensee’s sub-licensees or distributors shall be deemed to have been purchased by the end user on the date which Licensee actually receives its applicable royalty from the applicable sub-licensee or distributor for the applicable sale of the Product.

2.4           Royalty Examination.  At any time within six (6) months after receiving an applicable Royalty Statement, Licensor shall have the right, upon at least thirty (30) days prior written notice to Licensee, which notice shall specify the particular Royalty Statement(s) which will be examined (a “Royalty Examination Notice”), to audit the accuracy and completeness of the Royalty Payments reflected in such Royalty Statement(s) by examining the books and records of Licensee held in connection with Licensee’s business related to the advertising, marketing, license, sale and distribution of the Products covered by such Royalty Statement(s) (but no more than twice each calendar year). Any such audit shall be conducted at Licensor’s sole cost and expense during normal business hours at the place where such books and records are maintained and Licensor shall use reasonable efforts to minimize the interference with Licensee’s business operations.  All information obtained and materials reviewed during any such audit shall be treated as Confidential Information of Licensee and shall not be disclosed by Licensor for any purpose or used for any purpose other than collecting the accurate amount of Royalties under this Agreement.  If Licensor does not deliver a Royalty Examination Notice with respect to a Royalty Statement within six (6) months after Licensor’s receipt of such Royalty Statement, such Royalty Statement will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.  Any claim by Licensor that it has been underpaid or any claim by Licensee that it has overpaid Royalty Payments due under this Agreement shall not be deemed a breach of this Agreement and both parties agree to resolve any dispute in connection with the calculation of the Royalty Payments in accordance with Section 13.8 below.  Notwithstanding anything herein to the contrary, if any such audit reveals a deficiency in any amounts due to Licensor hereunder which is not disputed by Licensee, Licensee will be invoiced for such underpaid amounts in effect at the time the audit is completed, and Licensee shall pay such underpaid amounts within thirty (30) days following receipt of such invoice.  If any such audit reveals an overpayment in any amounts due to Licensor hereunder which is not disputed by Licensor, the amount of such overpayment shall be deducted against future Royalty Payments payable by Licensee to Licensor.  If the underpaid Royalties revealed from any Royalty examination shall exceed five percent (5%) of the aggregate Royalty Payments actually paid with respect to the examined Royalty Statements, then Licensee shall also pay Licensor’s reasonable out-of-pocket costs of conducting the audit (excluding any travel and/or accommodations expense incurred by Licensee or its representative in connection therewith).

3.           Obligations of Licensee.

3.1           Marketing by Licensee. Except as expressly set forth in this Agreement, Licensee shall Market the Products, in its discretion, via the Channels in the Territory at Licensee’s sole expense for such efforts. Licensee will be solely responsible during the Term of this Agreement for managing, directly or through the use of agents or contractors, all aspects associated with the implementation of the marketing plan relating to the Products via the Channels in the Territory, the relationship with Channel partners, and the renewal of any subscriptions for any Products sold, licensed or distributed pursuant to this Agreement, including any Products for which a Royalty was paid or is owed under this Agreement.

3.2           Software.  Except as otherwise provided herein, Licensee shall not intentionally modify, translate, reverse engineer, decompile, or disassemble the software which is included in the Product IP (the “Software”), create a derivative work of the Software or remove or alter any proprietary notices or labels in the Software.  Notwithstanding the foregoing, Licensee may, directly or through others, make changes to the Software in connection with Licensee’s sale, license, distribution, import and/or export of the Products in the Territory to the extent required to implement private labeling, comply with Applicable Laws or add legends, notices and other markings that may be required by law.

3.3           Legal Compliance.   Licensee shall be and remain solely responsible to ensure that all claims made in the Licensee Materials (as defined below) (except for any claims or information contained in any materials which Licensor provides to Licensee for use in the Licensee Materials, which shall be the responsibility of Licensor as provided in Section 4.11) are properly substantiated and each of the Licensee Materials otherwise complies with all Applicable Laws relating to the advertisement and sale of the Products.

3.4           International Territory Compliance.  Subject to Licensor’s satisfaction of its localization obligations for the Products in each market in the International Territory, Licensee shall, at its sole expense prepare and make all required or appropriate submissions for governmental, regulatory and any other applicable licenses and approvals in connection with Licensee’s Marketing of the Products via the applicable Channels in each applicable country or other applicable jurisdiction in the International Territory.  Licensor shall use its best efforts provide Licensee with copies of any and all information and documents necessary to make all regulatory submissions for regulatory approvals of the Products in each applicable country or other applicable jurisdiction in the International Territory and shall otherwise cooperate with Licensee as reasonably requested by Licensee in connection therewith.

4.           Obligations of Licensor.

4.1           Substantiation. Licensor warrants that it has previously provided to Licensee all existing written substantiation of any and all Product claims relating to the Products that are known and available to Licensor and any and all test results on the Products performed prior to the date hereof by or on behalf of Licensor. Licensor agrees to provide to Licensee with additional written substantiation, and test results, if any, which are subsequently compiled or developed by or on behalf of Licensor during the Term with respect to any of the Products, or which are required in order to be able to Market any of the Product in the International Territory. Licensee shall have the right, but not the obligation, to conduct independent tests to evaluate the performance and quality of the Products at Licensee’s sole expense and, if requested by Licensee, Licensor agrees to cooperate in such efforts. Licensor will diligently collaborate with and provide information to Licensee in the event Licensee or one of its Channel partners, distributors or sub-licensees becomes the subject of a governmental investigation or proceeding, and will if desirable to resolve the matter (as reasonably requested by Licensee), make marketing, programming or functional changes to the Products or documentation in question. Further, Licensor agrees to cooperate with Licensee in the filing of such customs certifications, declarations or authorizations that may be required in any Territory for the export or import of the Products pursuant to this Agreement.

4.2           Cooperation by Licensor.  Licensor shall diligently cooperate with Licensee, as Licensee may reasonably request, in connection with the manufacture and/or reproduction of the Products and related packaging and insert materials by Licensee or its designated contractor or manufacturer(s)/reproducer  of the Products and the packaging or materials (each such entity, a “Manufacturer”), and/or any programming or modification of the Products desirable or necessary to be able to port the Software to the media in which it will be distributed and for the Products to be able to be installed properly from such medium and perform in the manner contemplated by the Product documentation and specifications. Licensor will provide Licensee or the Manufacturer with all information, code and materials reasonably necessary for such activities described above  to allow for timely and quality production of such Products, including, without limitation, delivery of master gold copies of the Products, fixes for errors or defects that prevent the production of the Products in a tangible medium, technical data, specifications and other technical information relating to the Software, provided that the Manufacturer has entered into a confidentiality agreement relating to the non-disclosure of such information on terms substantially similar to those manufacturing and/or development agreements which Licensee typically requires for the manufacture or development of products which are similar in nature to the Products. Licensor shall notify Licensee in writing of the product development path for the Products, describing the proposed development and release cycle for upgrades, new versions and new products, and including not less than ninety (90) days prior written notice of any intention to declare a Product obsolete or unsupported.  Licensor will to the extent feasible or practical involve Licensee or its Channel partners in the testing of beta versions of Products, and will provide to Licensee all upgrades, new versions and new releases of the Products promptly upon completion of the production versions.

4.3           Localization of Products.

(a)           It is contemplated that Licensee, directly or through its agents and contractors, may need to localize the Products and related materials and branding to comport with the language, laws and/or customs of the International Territory. For that purpose, Licensor agrees, not later than thirty (30) days following request by Licensee, to take all commercially reasonable actions in order to facilitate the sale and use of the Products in the requested local market in the International Territory, including, without limitation, (i) translating the Software and any tutorials, guides, instructions and other materials which are included with the Products to the local language of any jurisdictions in which Licensee will sell and/or distribute the Products, (ii) modifying, reprogramming or otherwise reconfiguring the Software to be compatible with the local legal, system and technical requirements of such jurisdictions, including, without limitation, reconfiguring each selling suite which is included in the Software to reflect Licensee as the merchant of record upon any renewal of an applicable Product, and (iii) assist with the creation of advertising and promotional materials for Products to be distributed in the International Territory.

(b)           Prior to incurring any costs or expenses in connection with the localization of any Products with respect to an applicable local market, Licensor shall deliver to Licensee a budget which sets forth in reasonable detail the expected third party costs of localizing the Products in such local market, which budget shall be subject to Licensee’s written approval.  The budget may be modified with Licensee’s prior written approval (which shall not be unreasonably withheld).  Licensee shall reimburse Licensor for the actual third party costs incurred by Licensor, up to the amounts set forth in the applicable Licensee approved budget, in connection with such localization of the Products in each applicable local market within thirty (30) days of Licensee’s receipt of a reasonably detailed invoice (including receipts or other written evidence of any applicable third party costs incurred by Licensor) (“Localization Reimbursement Payments”).  Notwithstanding the foregoing, in no event shall Licensee be obligated to reimburse Licensor for any localization expenses in excess of the following applicable limitations:  (i) for localization of any Products using the English language, Fifty Thousand Dollars ($50,000.00) per each  country in the International Territory (any such country, a “Foreign Country”); (ii) for localization of any Products using German or into any language derived from Latin (e.g. Romance languages), One Hundred Thousand Dollars ($100,000.00) per Foreign Country; and (iii) for localization using any other language other than the languages specified in clauses (i) and (ii), One Hundred Fifty Thousand Dollars ($150,000.00) per Foreign Country.  If a Product needs to be localized in a country where more than one language is spoken, then Licensee shall reimburse Licensor up to the amount of the higher reimbursement limitation for the localization expenses for the applicable languages.  For example, if a Product requires localization using both English and French in Canada, the maximum reimbursement to be paid by Licensee is One Hundred Thousand Dollars ($100,000.00).

(c)           Subject to the reimbursement limitations set forth in Section 4.3(b) above, fifty percent (50%) of all Localization Reimbursement Payments shall be treated as advances by Licensee which shall be applied against any future Royalties payable to Licensor (whether during the year that the applicable Localization Reimbursement Payment is paid or any subsequent year) with respect to sales of the Product in the International Territory.  In addition to the foregoing, if Licensor exercises its right to buy-back and terminate the rights granted to Licensee hereunder pursuant to Section 10 hereof, then an amount equal to (i) the entire amount of Localization Reimbursement Payments paid by Licensee to Licensor for all Foreign Countries from and after the date which is six (6) months prior to the date of Licensor’s delivery of the Buy-Out Notice (defined below), less (ii) any Localization Reimbursement Payments during such period which have been previously applied against Royalties payable by Licensee to Licensor (collectively, “Unapplied Localization Reimbursement Expenses”), will be added to the Buy-Out Price (defined below) and shall be paid by Licensor to Licensee at the Licensor Buy-Out Closing (defined below) in addition to the Buy-Out Price.

4.4           Notification.  Licensor shall promptly notify Licensee in writing if Licensor becomes aware of any material defects in the Products (including failure of the Products to comply with any Applicable Laws), including a plan for resolving such defects.  Additionally, Licensee shall promptly notify Licensor in writing if Licensee becomes aware of any material defects in the Products (including failure of the Products to comply with any Applicable Laws).

4.5           Customer Service.

(a)           Licensor shall provide customer service and all product and technical support services (Tier 1, Tier 2 and, if applicable, Tier 3 support) which are included as part of an applicable Product, at Licensor’s sole cost and expense, for each customer who purchases a Product from Licensee (or its sub-licensees or distributors) via the applicable Channels (each, a “Licensee Customer”) in the Domestic Territory, and Licensor shall cooperate with Licensee as reasonably requested by Licensee to establish such customer service capabilities.  Licensor shall have the exclusive right to promote, offer to sell and sell, or cause a third party designated by Licensor in its sole and absolute discretion to promote, offer to sell and sell, Live Tech Services to each Licensee Customer who purchases a Product in the Domestic Territory, and Licensor (or its designee) shall be entitled to retain the entire amount of any revenues earned in connection with the provision or sale of such Live Tech Services.

(b)           With respect to each Foreign Country in which Licensee Markets the Products, Licensee shall determine in its sole discretion the terms and conditions on which Licensee or one or more third parties designated by Licensee (which may include Licensor as provided below) (each, a “Licensee Designated Customer Service Provider”) shall provide, on terms and conditions satisfactory to Licensee and such Licensee Designated Customer Service Provider, customer service, technical and product support services and Live Tech Services for each Licensee Customer who purchases a Product in such Foreign Country via the applicable Channels.  If Licensee elects to Market Products in an applicable Foreign Country, Licensee shall first offer to engage Licensor as the Licensee Designated Customer Service Provider for such Foreign Country by delivering a written request for services proposal to Licensor requesting Licensor to provide Licensee Customers with customer service, technical and product support services and Live Tech Services as specified by Licensee in such request for services proposal (an “Offer Notice”).  The Offer Notice shall state in reasonably specific detail the type of service, support and other parameters Licensee desires Licensor to provide.  Licensor shall indicate its desire to provide those services requested by Licensee in the Offer Notice and to be engaged as the Licensee Designated Customer Service Provider for the applicable Foreign Country, subject to terms and conditions which will be mutually agreed upon by Licensor and Licensee, by delivering written notice of the same not later than ten (10) Business Days following Licensor’s receipt of the Offer Notice (the “Licensor Acceptance Period”).  If Licensor has notified Licensee of its desire to be engaged as the Licensee Designated Customer Service Provider for the applicable Foreign Country prior to the expiration of the Licensor Acceptance Period, the Parties shall negotiate in good faith to enter into a customer service or similar agreement on terms and conditions mutually acceptable to the Parties with respect to the customer service, technical and product support services and Live Tech Services requested by Licensee in the applicable Foreign Country (a “Service Agreement”).  In the event the Parties enter into such Service Agreement within the thirty (30) day period, Licensor shall, no later than sixty (60) days following the expiration of the Licensor Acceptance Period or such other date agreed to by Licensor and Licensee in the Service Agreement, commence providing such agreed upon customer service and all product and technical support services (including Tier 1, Tier 2 and, if applicable, Tier 3 support) which are included as part the services under the Service Agreement.  In the event of a termination of a Service Agreement for which Licensor is the Licensee Designated Customer Service Provider for an applicable Foreign Country, Licensor shall cooperate with Licensee as reasonably requested by Licensee in transitioning to the applicable replacement Licensee Designated Customer Service Provider for such Foreign Country.

(c)           If Licensor does not notify Licensee of its desire to be the Licensee Designated Customer Service Provider in a Foreign Country prior to the expiration of an applicable Licensor Acceptance Period or if the Parties fail to enter into a mutually acceptable Service Agreement for an applicable Foreign Country within the time specified in Section 4.5(b), (i) Licensee shall have the right, in its sole discretion, to designate itself or any other Person as the Licensee Designated Customer Service Provider for such Foreign Country, and (ii) Licensee, or its designee, shall have the exclusive right to promote, offer to sell and sell, or cause a third party designated by Licensee in its sole and absolute discretion to promote, offer to sell and sell, Live Tech Services to each Licensee Customer who purchases a Product (other than solely Live Tech Services) in such Foreign Country.  Licensee shall not have the right to offer solely Live Tech Services to a Licensee Customer within a Foreign Country unless Licensee (i) had initially Marketed Products (other than Live Tech Services) to such Licensee Customer or (ii) first offers Licensor the right to provide such services in accordance with the terms of Section 4.5(b) above.  Any Licensee Designated Customer Service Provider in one Foreign Country may be designated by Licensee as a Licensee Designated Customer Service Provider in one or more other Foreign Countries subject to the right of first offer to Licensor as provided in Section 4.5(b).

(d)           Licensor shall use its best efforts to cause its employees, agents and representatives to provide any customer service, technical and product support services and/or Live Tech Services which Licensor’s employees, agents and representatives provide to any Licensee Customers in substantially the same manner as the customer service, technical and product support and/or Live Tech Services, as the case may be, which is offered to all other customers of Licensor and in all events consistent with best industry practices.  Licensor agrees that all customer service, technical and product support functions, and Live Tech Services provided by Licensor’s employees, agents or representatives to Licensee Customers will be performed in a professional manner consistent with industry standards and that all Licensor personnel engaged in fulfilling its customer service technical and product support obligations will possess sufficient qualifications and professional competency and experience to carry out the applicable services provided by such personnel in accordance with the foregoing standards and the terms and conditions of this Agreement.  Licensee shall have the right to monitor the customer service, product and technical support and Live Tech Services provided by Licensor and conduct quality control assessments of Licensee’s customer service, product and technical support and Live Tech Services from time to time, provided that Licensee shall use reasonable efforts to minimize the interference with Licensor’s business operations in the performance of such monitoring.

(e)           Upon the reasonable request of Licensee, for no additional consideration, Licensor shall provide training to Licensee or its designee’s customer service and/or technical and product support personnel who may from time to time provide customer service with respect to any Products which are sold to Licensee Customers in the International Territory.

(f)           Licensor shall use its best efforts to prevent its employees, agents,  representatives and designees who provide customer service, technical and product support and/or Live Tech Services to Licensee Customers from time to time from incentivizing or otherwise causing Licensee Customers from cancelling or returning any applicable Products which they have purchased from Licensee (or its sub-licensees or distributors) or otherwise attempting to circumvent or deny any customer’s purchase or renewal of any Products from Licensee (or its sub-licensees or distributors); provided, however, that nothing in this Section 4.5(f) shall be deemed to permit or require Licensor or its employees, agents and representatives to violate Applicable Law.  Subject to the preceding sentence, Licensor shall have the exclusive right to renew subscriptions for Products originally sold to Licensee Customers in the Domestic Territory.  Licensee shall have the exclusive right to renew subscriptions for Products originally sold to Licensee Customers in the International Territory.

(g)           Licensee shall have the right, upon at least thirty (30) days prior written notice to Licensee (but no more than twice each year), to audit the books, records, call logs and call recordings of Licensor relating to Product orders, renewals and cancellations by Licensee Customers to review whether any Licensee Customers who have cancelled (or not renewed, solely with respect to the sales in the International Territory) their orders for Products have subsequently purchased Products directly from Licensor (or its licensees or distributors other than Licensee).  Licensee shall conduct any such audit during normal business hours and shall use reasonable efforts to minimize the interference with Licensor’s business operations.  If any such audit reveals more than a de minimus number of Licensee Customers who have cancelled (or not renewed, solely with respect to the sales in the International Territory) their orders for Products and have subsequently purchased Products directly from Licensor (or its licensees or distributors other than Licensee), then, in addition to any other remedies available to Licensee, Licensee may offset Licensee’s reasonable out-of-pocket costs of conducting the audit (excluding any travel and/or accommodations expense incurred by Licensee or its representative in connection therewith) against any Royalty Payments due to Licensor with respect to sales in the International Territory.

4.6           Customer Inquiries/Complaints.  If Licensor receives any correspondence or inquiry from any Licensee Customer regarding any Product, customer service or technical support complaints, Licensor shall promptly notify Licensee of such correspondence or inquiry (including the details thereof) and deliver a copy of any written correspondence to Licensee no later than five (5) days following the Licensor’s receipt of such correspondence.  All information contained in any correspondence from any Person relating to any Products which are sold to a Licensee Customer shall be considered Confidential Information subject to the provisions of Section 8.3 below.

4.7           Software Maintenance and Updates.  Licensor shall notify each Licensee Customer of all applicable malware threats and alerts and provide each Licensee Customer with all Software maintenance releases, upgrades, updates, new releases and enhancements for any Products purchased by such Licensee Customer, each on the same basis as such updates, alerts, notices and other services are provided to Licensor’s other customers during the entire term (including renewals thereof) of such Licensee Customer’s subscription for such Product.  Not later than thirty (30) days following the end of each calendar quarter, Licensor shall deliver to Licensee a list which sets forth in reasonable detail all malware threats and alerts and Product maintenance releases, upgrades, updates, versions and enhancements which have been provided to each Licensee Customer during the preceding quarter.

4.8           Trademarks.  Licensor shall provide “on-file authority” to Licensee and make all necessary registered user filings for Licensee to use the Trademarks in any jurisdiction where such authority is necessary or desirable for Licensee and its designated third parties to exercise the rights granted under this Agreement. Licensee shall have the right to seek trademark registration in the jurisdictions in the International Territory where Licensee will Market the Products (and shall have the right to file all necessary declarations and affidavits in order to maintain in effect the registrations for trademarks that may be issued in the International Territory), and Licensor shall cooperate with Licensee as reasonably requested by Licensee in connection therewith (including executing, delivering and filing any necessary powers of attorney, forms, agreements, authorizations or other documents).  Licensor shall promptly file all necessary declarations and affidavits in order to maintain in effect the registrations for Trademarks that have been issued in the Domestic Territory.  In the event Licensor fails to file any documents or pay any amounts necessary to maintain such Trademarks when due, Licensee shall have the right to pay such amounts and file such documents on behalf of and for the account of Licensor, and Licensor shall, within three (3) Business Days of Licensee’s request, execute and deliver to Licensee or its designee any powers of attorney, forms, agreements, authorizations or other documents which are necessary in order for Licensee to pay such amounts and/or file such documents on Licensor’s behalf.  All costs or expenses actually incurred by Licensee in connection with (i) Licensee’s registration of trademarks relating to the Products in jurisdictions in the International Territory (and maintenance thereof) and (ii) Licensee’s actions on behalf of Licensor with respect to Trademarks registered in the Domestic Territory shall be credited against future Royalties payable by Licensee under this Agreement. In connection with the rights granted herein, Licensor hereby grants and licenses to Licensee, during the Term, the right to use any trademarks subsequently issued, owned or prosecuted in connection with the Products by Licensor for no additional consideration under the terms and conditions of this Agreement.

4.9           Patents.  Licensor or an Affiliate has applied for those patent applications identified in Schedule B hereto for patent protection of aspects of the Products or improvements thereof and shall take all reasonable steps to complete the patent prosecution process so as to result in the maximum patent protection available for the Products in the United States and in those jurisdictions outside the United States in which Licensee intends to market and sell the Products. At all times Licensor shall own and retain ownership of such patents that issue, and all pending patent applications sought by Licensor. In connection with the rights granted herein, Licensor hereby grants and licenses to Licensee, during the Term, the right to use any patents subsequently issued, owned or prosecuted in connection with the Products by Licensor or its Affiliates for no additional consideration in connection with the rights granted to Licensee on the terms and conditions set forth in this Agreement.  To the extent that Licensor or an Affiliate includes patent markings in Software or related materials provided to Licensee, Licensor covenants and agrees that such patent markings will be accurate and current and, if a patent lapses or does not issue, a copy of the Product or the material with no notice or an updated notice shall be promptly provided to Licensee.

4.10           Cooperation upon Bankruptcy or Cessation of Business.  Licensor shall use, and cause its representatives and Affiliates to use, best efforts to make all necessary arrangements and take all required actions to permit Licensee to retain all rights licensed hereunder with respect to the Products and the Product IP in the event that Licensor (i) fails to provide customer and technical support for the Products at a level and in a manner at least comparable to the manner and level of such services as provided by Licensor to its customers as of the date of this Agreement (which failure is due to a material deterioration in Licensor’s business or operations as reasonably determined by Licensee and which failure is not cured within thirty (30) days following written notice from Licensee which sets forth in reasonable detail such deficiencies), (ii) is dissolved or liquidated, (iii) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law, (iv) is subject to an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to Licensor and an order for relief entered or such proceeding has not be dismissed or discharged within sixty (60) days of commencement, (v) has made an assignment for the benefit of creditors, or (vi) otherwise ceases to conduct business during the Term (each, an “Extraordinary Event”).  Without limitation of the foregoing, Licensor covenants and agrees that:

(a)           this Agreement involves intellectual property rights and Licensee shall be entitled to all benefits and protections afforded by Section 365(n) of the Bankruptcy Code and any successor or similar statutes, including the right to elect to retain the rights under this Agreement and to receive, without additional cost, a licensed copy of all embodiments of the Products (but subject to any restrictions on Licensor’s right to disclose any such embodiments which are not proprietary to Licensor), such as source code for the Software (including current and all other versions still supported for each Product), instructions for compiling the code, technical information sufficient to allow a reasonably trained programmer to understand, manipulate, support, maintain and modify the Software, and a list of tools and third party software required to operate, use, support or manipulate the Software (collectively, the “Product Materials”);

(b)           with respect to subsection (a) above, the rights to Trademarks granted hereunder shall be deemed severable in connection with the application of Section 365(n) to the extent trademark rights hereunder are not within the purview of such section;

(c)           upon the occurrence of an Extraordinary Event, Licensee shall be entitled to receive not later than ten (10) days of written request, a full copy of the Product Materials;

(d)           Licensor will, upon Licensee’s request and at Licensee’s expense for third party escrow fees, deposit the Product Materials in a third party escrow arrangement for release to Licensee upon the occurrence of an Extraordinary Event, and will update such Product Materials twice each year with updated Software and documentation;

(e)           Product Materials received by Licensee pursuant to Sections 4.10(a) and (c) shall be used by Licensee and its Affiliates and contractors solely to provide maintenance and support for the Products sold to Licensee Customers and continue to Market, enhance and improve the Products; and

(f)           Licensee shall hold any Product Materials in the strictest confidence and treat such Product Materials as Confidential Information (as defined below) and will not disclose any Product Materials to third parties outside of its organization without Licensor’s prior written consent.

4.11           Legal Compliance.  Licensor shall be and remain solely responsible to ensure that all claims made in any materials, other than the Licensee Materials (except to the extent that any claims or information in the Licensee Materials are provided or made available by Licensor or its contractors and agents) in whatever form, relating to the advertising, marketing, sale and distribution of the Products, are properly substantiated and each of such materials otherwise complies with all Applicable Laws relating to the advertisement and sale of the Products.  Licensor shall engage legal counsel for such purpose with expertise in the regulation of advertising products that are similar in nature to the Products and shall be solely responsible for the fees, costs and expenses of such counsel.

5.            Marketing Plan; Certain Covenants of the Parties.

5.1           Marketing Materials/International Websites. Licensee may from time to time, in its sole discretion and at its sole cost and expense, (i) produce or have produced one or more long or short form direct response television (including cable, satellite and other means of distribution) or radio commercials (in each case, solely in the International Territory), spot commercials, print ads, radio advertisements, instructional videos, packaging materials and/or other collateral material in connection with the Marketing of the Products (including any private label branding of the Products in the Territory) via the applicable Channels in the Territory and/or (ii) apply for, register, and maintain new, one or more separately identifiable Internet website addresses and domain names in connection with the advertising, marketing, promotion, sale and distribution of the Products in the International Territory (collectively, “Licensee Materials”). At all times during and after the Term, Licensee will be the sole owner of all rights to all Licensee Materials produced by or for Licensee during the Term, and Licensee shall determine all content and other creative aspects of the Licensee Materials, in its sole and absolute discretion.  Notwithstanding anything herein to the contrary, any advertisements and other material developed and/or created by any applicable marketing and/or Channel partners in connection with the Marketing of the Products (including any private label branding of the Products) via the applicable Channels in the Territory) (collectively, “Partner Materials”) shall remain the sole and exclusive property of such marketing and/or Channel partners.

5.2           Ownership of Certain Intellectual Property Rights. Licensee shall have the right to apply for legal protection of all trademarks, service marks, brands, logos, slogans which Licensee or its designee may from time to time create or develop in connection with Licensee’s Marketing of the Products, including, without limitation, Licensee’s private label branding of the Products under marks other than the Trademarks (collectively, “Licensee Trademarks”) so long as such Licensee Trademarks do not infringe upon any then existing Product IP.  To the extent that Licensee’s Marketing of the Products generates legally protectable intellectual property rights relating to the Licensee Materials (including, without limitation, any Licensee Trademarks or related goodwill other than the Trademarks), such intellectual property rights shall be at all times Licensee’s exclusive property.  All legally protectable intellectual property relating to the Products other than the Licensee Trademarks and Licensee Materials and which is created exclusively by Licensor shall be owned exclusively by Licensor but shall be included in the rights granted to Licensee and licensed to Licensee hereunder as Product IP.

5.3           Private Label Branding.  Licensee shall have the right, during the Term and directly or through third parties, to use and create derivative works of the Product IP for purposes of private label branding of the Products via the applicable Channels in the International Territory, and the manufacture, advertisement, marketing, sale and distribution thereof by Licensee (or its sub-licensees or distributors) via the applicable Channels in the International Territory on the terms and conditions set forth in this Agreement.  Unless otherwise agreed to by Licensor, Licensee shall not have the right to use and create derivative works of the Product IP for purposes of private label branding (other than “MaxMySpeed” or any additional Licensor approved trademarks under which Licensee may Market the Products from time to time) of the Products in the Domestic Territory.  The amount of any Royalties payable with respect to Licensee’s private label branding of the Products shall be calculated based on the Royalty applicable to the underlying Product as set forth on Schedule D hereto.

6.           Representations and Warranties of the Parties.

6.1           Mutual.  Each Party represents and warrants to the other Party that it has the complete right, power and authority to enter into this Agreement and the ability, power, and authority to perform all of its obligations hereunder, and this Agreement constitutes a valid and legally binding obligation of Licensor, enforceable against such Party in accordance with its terms.

6.2           Licensee. Licensee represents and warrants to Licensor that:

(a)           no consent or approval is required by any third party for Licensee to enter into this Agreement or for Licensee to exercise the rights granted hereunder; and

(b)           there are no pending or threatened actions, suits or claims against Licensee or any of Licensee’s Affiliates that would impair Licensee’s ability to enter into this Agreement.

6.3           Licensor. Licensor represents and warrants to Licensee that:

(a)           it has not entered into any oral or written contract or negotiations with any third party which would impair the rights granted to Licensee under this Agreement, or limit the effectiveness of this Agreement, nor is it aware of any claims or actions which may limit or impair any of the rights granted to Licensee hereunder;

(b)           all trademarks, logos, copyrights, materials and work product provided by Licensor to Licensee (which is not created or provided by Licensee under this Agreement) are owned by, and/or exclusively licensed to Licensor and, to Licensor’s knowledge, do not infringe or violate any copyrights, trademarks, trade secrets, patents or other proprietary rights of any kind belonging to any third party or violate any right of privacy, right to publicity, misappropriate anyone’s name or likeness or contain any defamatory, obscene or illegal material;

(c)           it and all Product IP is now in compliance in all material respects with all local, state, and federal laws, rules and regulations applicable to its business and the advertising, marketing, sale and distribution of the Products, including without limitation, those of the Federal Telephone Consumer Protection Act (TCPA), the Federal Consumer Fraud and Abuse Prevention Act, Federal Trade Commission, the Federal Communications Commission, Payment Card Industry Data Security Standards, and data security and privacy laws, as such may be amended from time to time, and any other state or federal regulatory agency that has jurisdiction over Licensor’s business activities or the Products of Product IP;

(d)           no consent or approval is required by any third party for Licensor to enter into this Agreement or to grant the rights to the Product IP set forth herein or for Licensee to exercise the rights granted hereunder (including with respect to any third party software, content or other property included in the Products);

(e)           the Product IP is valid and subsisting in all material respects;

(f)           Licensor has all necessary rights and licenses to grant to Licensee the rights granted under this Agreement and for Licensee to exercise such rights in the manner contemplated hereunder;

(g)           except for liens in favor of Licensee, there are no liens, charges or encumbrances of any type, kind or nature with respect to the Products and/or the Product IP;

(h)           there are no pending or, to Licensor’s knowledge, threatened actions, suits or claims against Licensor or any of Licensor’s Affiliates relating to the Products and/or the Product IP, and no third party has offered to license pending or issued patents in connection with the Products or sent a demand alleging that any of the Products or the use thereof infringe the patent or other intellectual property rights of any third party;

(i)           no actions, suits or claims have ever been brought against Licensor or any of its Affiliates relating to the Products and/or the Product IP;

(j)           Licensor has not heretofore assigned, transferred or otherwise disposed of any right, title, interest or license which Licensor owns or controls related to the Products or the Product IP in a manner that would conflict with this Agreement;

(k)           Licensor is not in default in any material respects under any agreement related to the Products and/or the Product IP;

(l)           the Software will conform to Licensor’s current published specifications when installed and will be free of defects which affect system performance; and

(m)           the Software will be free of programming code, devices or other software routines (e.g., viruses, Trojan horses, worms, software locks, drop-dead devices, back doors, time bombs) that are designed to disrupt the use of the Software or any system with which the Software operates, or destroy or damage data or make data inaccessible or delayed.

7.           Indemnification; Insurance.

7.1           Licensor’s Indemnity.  Licensor will indemnify, defend and hold harmless Licensee and its Affiliates and its and their respective employees, members, stockholders, directors, officers, agents, employees and representatives from and against any and all actual damages, fines, fees, penalties, liabilities, claims, losses, demands, suits, judgments, awards, settlements, actions, obligations, costs and expenses (including reasonable costs of attorneys, accountants and other experts or other reasonable expenses of litigation or other Actions or of any default or assessment (collectively, “Losses”) that are caused by or shall arise out of any of the following: (i) any Product or Software defects; (ii) any customer service or product or technical support provided by any of Licensor’s employees, contractors, representatives or agents or the failure to provide it as required hereunder, including, without limitation, any Live Tech Support upsells; (iii) any claims or actions arising out of or resulting from Licensor or its other licensees’ and partners’ Marketing of the Products including, without limitation, claims or actions relating to any class actions and governmental or regulatory investigations, inquiries, and actions (except as otherwise subject to indemnification by Licensee in accordance with Section 7.2(ii) below); (iv) any actual or alleged infringement by the Products or any Product IP, or any advertising and materials with respect thereto provided by Licensor, of any patent, copyright, trademark or other intellectual property rights of any third parties or misappropriation of any trade secrets of any third parties, other than actual or alleged infringement by the Products or any Product IP or any of Licensee’s advertising and materials directly resulting from any modifications made thereto by Licensee or its employees, agents or representatives in connection with Licensee’s Marketing of the Products; (v) any other breach of Licensor’s obligations under this Agreement, including any breach of the representations, warranties and covenants of Licensor set forth in this Agreement; (vi) any materials provided by Licensor or its employees, agents or representatives and used by Licensee in any of the Licensee Materials; or (vii) Licensor’s or its employees, agents, representatives or licensees’ use of any Licensee Materials which are transferred, assigned, or licensed to Licensor pursuant to Section 11.5 below following the termination of this Agreement.

7.2           Licensee’s Indemnity.  Licensee will indemnify, defend and hold harmless Licensor and its Affiliates and its and their employees, directors, officers and agents against any Losses that are caused by or shall arise out of: (i) any Product or Software defects solely to the extent such defects directly result from any modifications made to a Product or Software by Licensee or its employees, agents or representatives; (ii) any actual or alleged failure of Licensee or its sublicensees’ and distributors’ to comply with Applicable Laws in connection with Licensee’s or its sublicensees’ and distributors’ Marketing of the Products including any related governmental investigations and class actions (except to the extent such any Losses are caused by or relate to the Products, Product IP and any materials provided or made available by Licensor or its contractors and agents and are used by Licensee in any of the Licensee Materials); (iii) any other breach of Licensee’s obligations under this Agreement, including, without limitation, any breach of the representations, warranties and covenants of Licensee set forth in the Agreement; and/or (iv) actual or alleged infringement by the Products or any Product IP directly resulting from any modifications made thereto by Licensee or its employees, agents or representatives in connection with Licensee’s Marketing of the Products (except to the extent such modifications are made at the request of Licensor).

7.3           Indemnification Procedures.

(a)           The Party entitled to indemnification under this Article 7 (the “Indemnified Party”) will provide the Party obligated to provide indemnification under this Article 7 (the “Indemnifying Party”) with prompt notice of any action for which its seeks indemnification; provided that the failure to do so will not excuse the Indemnifying Party of its obligations under this Article except to the extent prejudiced by such failure or delay.

(b)           The Indemnifying Party will defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such action in all related proceedings, which proceedings will be vigorously and diligently defended or prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages, or which admits guilt, liability or culpability on the part of the Indemnified Party or which could be reasonably expected to have an adverse impact on the Indemnified Party’s business operations or reputation).  The Indemnifying Party will have control of such defense and proceedings, including any compromise or settlement thereof (subject to the preceding sentence), provided, however, that if (i) the Indemnifying Party fails to vigorously and diligently defend, prosecute or settle any action (subject to the Indemnified Party’s approval as provided above), (ii) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation involving an Indemnified Party, (iii) the action seeks an injunction or equitable relief against the Indemnified Party or (iv) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnified Party will have: (a) the right to defend, at the sole cost and expense of the Indemnifying Party, the action by all appropriate proceedings, which proceedings will be defended or prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party which shall not be unreasonably withheld); and (b) full control of such defense and proceedings, including any compromise or settlement thereof, provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any action which the Indemnified Party is contesting.  In any action the defense of which the Indemnifying Party shall assume, the Indemnified Party shall have the right to participate in (but not control) the defense and resolution of such action and to retain its own counsel at such Indemnified Party’s own expense, so long as such participation does not interfere with the Indemnifying Party’s control of such litigation.

(c)           If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to any action, then any Losses suffered by the Indemnified Party as a result of the action will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party will pay the amount of such Losses to the Indemnified Party on demand.  In the event any Indemnified Party should have a claim under this Article 7 against any Indemnifying Party that does not involve a third party action, the Indemnified Party will deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party to give said notice will not impair such Party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice, then any Losses suffered by the Indemnified Party in the amount specified in the notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party will pay the amount of such Losses to the Indemnified Party on demand.  If the Indemnifying Party gives notice to the Indemnified Party to the effect that the Indemnifying Party disputes the claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through good faith negotiations within thirty (30) days of Indemnifying Party’s notifying Indemnified Party of its dispute with the claim, the Indemnified Party may pursue its other remedies hereunder, as it deems appropriate.

7.4           Insurance.

(a)           During the Term of this Agreement and for a period of two (2) years thereafter, each Party shall procure and maintain, at its sole cost and expense, in full force and effect its own comprehensive general business liability insurance policy, consistent with commercial practices or standards for similar industries, insuring against any and all loss, liability or business interruption arising from the obligations and activities of that Party hereunder including, without limitation, those arising from, product liability, personal injury, wrongful death or property damage.  The coverage amount of such insurance policy shall not be less than Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate.

(b)           During the Term of this Agreement and for a period of two (2) years thereafter, each Party shall procure and maintain Errors and Omissions/Professional Liability including Media Liability insurance with a limit of not less than Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate and Cyberliability insurance with a limit of not less than Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate.

(c)           The insurance companies providing such insurance required under this Section 7.4 must have an A.M. Best rating of A-VII or better and be licensed or authorized to conduct business in all fifty (50) of the United States.  The policies shall contain a waiver of subrogation with respect to the Indemnifying Party and each policy shall contain all appropriate riders and endorsements based on the nature of any Product manufactured or sold hereunder and its intended use.  Each Party shall name the other Party as an “additional insured” and provide the other Party with originals or copies of certificates of insurance so reflecting, and such insurance shall also provide, that the other Party shall be notified in writing by the insurance carrier of any change or modification in the policy (including termination), not less than thirty (30) days prior to the effective date of such change (including termination).

7.5           Policies to be Primary.  The insurance maintained by each Party pursuant to this Agreement shall provide that such Party’s insurance is primary to and noncontributory with any and all other insurance maintained by or otherwise afforded to the Indemnified Party, its members, stockholders, officers, directors, employees and agents, but only for injury, damage or loss that falls within such Party’s indemnity obligations under this Agreement.

8.            Restrictive and Other Covenants.

8.1           Licensor Non-Competition. Except as otherwise expressly provided herein, the rights and licenses granted under this Agreement are sole and exclusive to Licensee (and its distributors, sub-licensees and Affiliates or other such entities used in its channels of distribution), and Licensor shall not, directly or indirectly, and shall not authorize, permit or grant any rights to any Person other than Licensee to, during the Term: (i) manufacture or Market any of the Products (including, without limitation, the private label branding or localization of any of the Products) or any products similar to the Products for sale or license to any end user via any of the Channels in the Territory without the prior written consent of Licensee; (ii) produce for itself, or for any other third party, or allow a third party to produce, any infomercial, commercial or ad placement for broadcast or publication in any markets in the International Territory selling or marketing products which are identical, substantially similar or similar to any of the Products or which would be in competition with any of the Products in the International Territory; or (iii) grant or license rights to use the Product IP or any variations or derivatives thereof to any third party or otherwise enter into any agreement which would conflict with or contravene the rights granted to Licensee under this Agreement.  Notwithstanding the foregoing, nothing herein shall prohibit Licensor during the Term from advertising, marketing and selling pre-paid cards solely via “brick and mortar” retail distribution channels and affinity relationships solely through the currently existing agreement with Allianex (which pre-paid cards enable the end user to purchase the Products solely via Licensor’s Internet website located at www.cyberdefender.com).

8.2           Licensee Limitation of Rights. Licensee covenants and agrees that it shall not Market the Products, or assist or authorize any third party in Marketing the Products, directly or indirectly, except as expressly set forth herein nor shall it use the Product IP except as expressly set forth herein, including selling or licensing the Products to any Person in the Domestic Territory via a download from an Internet website or portal.

8.3           Confidentiality. In connection with the activities contemplated under this Agreement, the Parties and their respective Affiliates will disclose to each other confidential and non-public proprietary information about their respective businesses, products and operations including without limitation, the Product IP, Product technical information, marketing and advertising strategies and plans, media purchasing strategies, Customer Information (as defined below in this Agreement), financial data, the identity of and arrangements with suppliers and Channel partners, information regarding infomercial and other ads production, and other company information which may be deemed a trade secret, or is sensitive in nature and not otherwise known to the public (“Confidential Information”). The Parties each agree not to (i) disclose to third parties outside of its organization the Confidential Information of the other Party or the Party’s Affiliates, except to Affiliates and its and their respective employees, contractors, accountants, advisors, legal counsel, and agents with a need to know, and including in the case of Licensee, to Manufacturers, Channel partners, distributors and sub-licensees for the purpose of exercising and implementing the rights granted hereunder; or (ii) use such Confidential Information of the other Party or the other Party’s Affiliates for commercial purposes or for the benefit of any third party, except in furtherance of the manufacturing, sale, advertising, marketing, and distribution of the Products contemplated by this Agreement, unless such Confidential Information is readily available to the public or known in the trade, without the prior written consent of the other Party and further shall treat all such Confidential Information in strict confidence; provided, however, that each Party shall have the right to disclose Confidential Information as required by law so long as such disclosing Party notifies the other Party (with reasonable prior written notice) of such legally required disclosure prior to its making of such disclosure.  The terms of this Agreement shall not be considered Confidential Information and will be disclosed by Licensor in a Current Report on Form 8-K filed with the Securities and Exchange Commission following the execution hereof, to which this Agreement will be attached as an exhibit.

8.4           Customer Information and Ownership.  Licensor and Licensee acknowledge that each such Party, from time to time during the Term, may be provided with or otherwise have access to certain customer information of Licensee Customers (including, without limitation, customer lists, social security numbers, names, addresses, e-mail addresses, product purchase information, credit card and/or bank account information, phone numbers, unsubscribe/opt-out information, orders, revenues and conversion) (collectively, “Customer Information”). Each Party that has Customer Information in its possession or under its control shall only use such Customer Information in compliance with this Agreement and all Applicable Laws.  Licensor shall not disclose the Customer Information to any third parties or use such Customer Information for commercial purposes, including, without limitation, for the furtherance of its business or the business of any of its Affiliates, except as required to satisfy any customer service, technical support or other obligations of Licensor hereunder.  Each Party agrees to maintain good and sound safeguards to protect against the destruction, loss, theft, disclosure, or alteration of Customer Information in its possession or under its control, which safeguards shall be at least as good and sound as the safeguards it utilizes for its own data and not less than what is accepted in the industry for the type of information involved and the type of business being conducted, and to observe Applicable Laws in the use, disclosure and retention of the Customer Information. Without limiting the foregoing, each Party agrees to implement or utilize security measures that include firewalls, encryption, or other means, where appropriate, that protect the integrity of the Customer Information and control access to the Customer Information.  Either Party shall, immediately (and in any event, within twenty-four (24) hours) after it becomes aware that any Customer Information has been disclosed or revealed to, or accessed by any unauthorized third party, whether inadvertently, by means of a breach of security processes or otherwise, provide the other with immediate written notice of any such security breach and immediately and at its own expense investigate and take all steps to identify, prevent and mitigate the effects of such security breach.  Further, the affected Party shall promptly provide the other Party with a detailed description of the incident, the data accessed, the identity of affected consumers, and such other information as may be reasonably requested concerning the security breach and conduct any recovery necessary to remediate the impact.

8.5           Contacts with Governmental Entities; Inspections.  In the event that Licensor is contacted by any governmental entity with any inquiry that would involve any disclosures about any of the Products, Licensor shall notify Licensee within two (2) Business Days of such contact, providing Licensee with the substance of the inquiry (including any written materials where provided) and an opportunity to respond.  Upon consultation with Licensee, Licensor shall promptly address any such inquiries relating to the Products and shall at all times do all necessary things to protect the confidentiality of any of the Confidential Information.  Licensee agrees to comply with any such reasonable requests made by Licensor in the course of responding to any such inquiry.  Licensor agrees to timely provide Licensee with any materials generated by either Licensor or the governmental entity in responding to any inquiry relating to the Products, including, in the case of an inspection, a copy of the inspection findings and Licensor’s proposed response to them.  In the event of any contact by any governmental entity of Licensee, Licensor agrees to cooperate with Licensee in providing any materials to customer and/or governmental entity that are deemed to be responsive to the inquiry.  All information exchanged pursuant to this Section 8.5 shall be held in the strictest confidence and shall not be disclosed to any third party (other than the Parties’ advisors) without the other Party’s prior written consent, unless such disclosure is required by Applicable Law or court order (in which case the Party disclosing such information shall give the other Party prior written notice of the anticipated disclosure).

8.6           Compliance with Applicable laws.  Each Party shall, throughout the Term, comply with all Applicable Laws in connection with such Party’s Marketing of the Products and use of the Product IP, including without limitation, those of the Federal Telephone Consumer Protection Act (TCPA), the Federal Consumer Fraud and Abuse Prevention Act, Federal Trade Commission, the Federal Communications Commission, Payment Card Industry Data Security Standards, and data security and privacy laws, as such may be amended from time to time, and any other state or federal regulatory agency that has jurisdiction over such Party’s business activities or the Products of Product IP.

9.           Independent and Separate Companies. The Parties will each be responsible for the payment of their respective compensation, wages, taxes, dues, employment benefits and other operating expenses in connection with the separate operations of their respective businesses and companies. This Agreement does not create a partnership, agency or joint venture relationship between Licensor and Licensee. Each of Licensee and Licensor agree that it will not, nor will it permit any person or entity acting for or on its behalf to, bind or obligate the other Party, or represent to have such authority, without the express prior written approval of the other Party.

10.           Licensor Buy-Out Rights.

10.1           Generally.  From and after the eighteen (18) month anniversary of each of the Domestic Roll-Out Date and the International Roll-Out Date, as the case may be (the “Buy-Out Anniversary Date”), Licensor shall have the right, but not the obligation (the “Licensor’s Buy-Out Option”), exercisable within one (1) year following the applicable Buy-Out Anniversary Date (the “Initial Exercise Period”), to buy-back and terminate the rights granted to Licensee hereunder solely with respect to the Domestic Territory or the International Territory, or both (assuming each Buy-Out Anniversary Date has been met), as the case may be, upon at least sixty (60) days prior written notice to Licensor specifying which rights (i.e. the Domestic Territory or International Territory, as the case may be) Licensee elects to terminate (the “Buy-Out Notice”) and by delivering payment of the applicable Buy-Out Price.  The Parties acknowledge and agree that the Licensor Buy-Out Option with respect to the Domestic Territory is separate and distinct from the Licensor Buy-Out Option with respect to the International Territory, and that Licensor’s exercise or non-exercise of the Licensor Buy-Out Option with respect to the Domestic Territory shall not affect Licensor’s right to exercise the Licensor Buy-Out Option with respect to the International Territory, and vice versa.  Licensor shall continue to have the right to exercise the Licensor Buy-Out Option for each year of the Term following the expiration of the Initial Exercise Period, by delivering a Buy-Out Notice to Licensor not less than ninety (90) days prior to each annual anniversary of the expiration of the Initial Exercise Period (each, an “Exercise Period Anniversary Date”), specifying which rights (i.e. Domestic Territory, International Territory or both, as the case may be) Licensee elects to buy back and terminate and by delivering payment of the applicable Buy-Out Price.  The effective date of any buy-out occurring after the Initial Exercise Period shall be the upcoming Exercise Period Anniversary Date for which Licensor has given the requisite Buy-Out Notice within the time period specified above.  For purposes of this Agreement, the “Buy-Out Price” shall be the price determined in accordance in Section 10.2(a) or 10.3(a), as applicable.

10.2           Buy-Out Price – Initial Exercise Period

(a)           If Licensor delivers the Buy-Out Notice to Licensee during the Initial Exercise Period then the Buy Out Price with respect to Licensee’s license rights hereunder relating to the Domestic Territory or the International Territory, as the case may be, shall be equal to the product of (X) the annualized gross revenue earned by Licensee in connection with the sale and distribution of the Products in the Domestic Territory or the International Territory, as the case may be (based on the average gross revenue for the three (3) month period ended as of the last Business Day of the last full month immediately preceding the date of Licensor’s delivery of the Buy-Out Notice (the “Buy-Out Calculation Date”) (“Licensee Annualized Gross Revenue”), multiplied by (Y) a fraction, the numerator of which shall be equal to one-half (1/2) of the enterprise value of Licensor as of the Buy-Out Calculation Date and the denominator of which shall be equal to the aggregate gross revenue of Licensor for the trailing twelve (12) month period ended as of the end of the most recent fiscal quarter of Licensor.  Notwithstanding the foregoing, the Buy-Out Price for the Initial Exercise Period shall not be less than an amount equal to the factor of 1.5 multiplied by Licensee Annualized Gross Revenue from the sale and distribution of the Products in the Domestic Territory or the International Territory, or both, as the case may be (the “Minimum Initial Buy-Out Price”).

(b)           For example, if (i) Licensor delivers a Buy-Out Notice during the Initial Exercise Period with respect to the Domestic Territory on April 15, 2013; (ii) the aggregate gross revenue earned by Licensee in connection with the sale and distribution of the Products in the Domestic Territory for the three (3) month period ended March 31, 2013 (the Buy-Out Calculation Date) equals $15,000,000.00; (iii) the enterprise value of Licensor as of March 31, 2013 equals $240,000,000.00 and (iv) Licensor’s aggregate gross revenue for the twelve (12) month period ended as of March 31, 2013 equals $60,000,000.00, then the Buy-Out Price would be calculated as follows:

Buy-Out Price = ($15,000,000 x 4) x ((.5 x 240,000,000)/60,000,000)

   = $120,000,000

(c)           If the Parties cannot agree on the Buy-Out Price upon exercise of Licensor’s Buy-Out Option during the Initial Exercise Period within thirty (30) days following Licensor’s delivery of the Buy-Out Notice, then within ten (10) days thereafter, the Parties shall submit the calculation of the Buy-Out Price to a certified public accounting firm mutually acceptable to the Parties (or, if they are unable to agree within such ten (10) day period, then to a certified public accounting firm selected by the Los Angeles office head of Ernst & Young) (the “Neutral Auditor”).  Each of the Parties agrees to execute, if requested by the Neutral Auditor, an engagement letter reasonably satisfactory to such Party and to provide any documents or financial statements reasonably requested by the Neutral Auditor in connection with the calculation of the Buy-Out Price.  The Neutral Auditor shall act as an arbitrator to determine the Buy-Out Price.  The calculation of the Buy-Out Price by the Neutral Auditor shall be final and binding upon the Parties; provided, however, that in no event shall the Buy-Out Price be less than the Minimum Initial Buy-Out Price.

10.3.            Buy-Out Price – Following Initial Exercise Period.

(a)           If the Buy-Out Notice is delivered at any time following the expiration of the Initial Exercise Period, the Buy-Out Price shall be equal to (i) seventy five percent (75%) of the fair market value (“FMV”) (as determined below) of Licensee’s rights hereunder relating to the Domestic Territory, International Territory, or both, as the case may be, if the Buy-Out Notice is delivered within the ninety (90) day notice period prior to the first Exercise Period Anniversary Date or (ii) one hundred percent (100%) of the FMV of Licensee’s rights hereunder relating to the Domestic Territory, International Territory, or both, as the case may be, if the Buy-Out Notice is delivered within the ninety (90) day notice period prior to any subsequent Exercise Period Anniversary Date.  Notwithstanding the foregoing to the contrary, in the event Licensor’s Buy-Out Option is exercised following the expiration of the Initial Exercise Period, the Buy-Out Price shall not be less than an amount equal to the factor of 3.0 multiplied by Licensee Annualized Gross Revenue from the sale and distribution of the Products in the Domestic Territory or the International Territory, or both, as the case may be.

(b)           FMV shall be the value of the Licensee’s rights which are subject to the Buy-Out Notice as of the specified Exercise Period Anniversary Date (i) as determined by the mutual agreement of Licensor and Licensee or (ii) if Licensor and Licensor are unable to agree upon the FMV within thirty (30) days after the specified Exercise Period Anniversary Date, then the FMV shall be determined by an independent appraiser who has experience in determining the fair market value of licensing rights similar to the rights granted to Licensee hereunder which appraiser shall be selected jointly by Licensor and Licensee.  The determination of the fair market value by that appraiser shall be binding and conclusive on all parties to this Agreement.  If Licensor and Licensee are unable to agree on the selection of an appraiser within thirty (30) days, Licensor and Licensee shall then have ten (10) days to each select an independent appraiser who has experience in determining the value of licensing rights.  The two appraisers so selected shall select a third appraiser who has experience in determining the value of licensing rights and whose appraisal shall be conclusively deemed to be the FMV and shall be binding on the parties.  Each appraiser selected hereunder shall be instructed to complete the determination of FMV not later than thirty (30) days following their engagement by the Parties and to take into account the intellectual property rights and other rights and assets being transferred to Licensor (including any inventory of Licensee) upon the buy-out of Licensee’s rights, in addition to the value of the license rights.  Each Party shall bear the cost of its selected appraiser, and the Parties shall split equally the cost of any jointly selected appraiser or a third appraiser, if required.

10.4           Cooperation of Parties in Determining Buy-Out Price.  The Parties shall cooperate with one another and any appointed auditor or appraiser in providing any necessary documents or financial statements necessary to calculate the applicable Buy-Out Price and shall act in good faith in negotiating and determining the Buy-Out Price.

10.5           Payment of Buy-Out Price.  Licensor shall pay the Buy-Out Price (as adjusted to include any Unapplied Localization Reimbursement Expenses in accordance with Section 4.3(c)) to Licensee in cash or in shares of validly issued and authorized shares of common stock of Licensor which have been fully registered with the U.S. Securities and Exchange Commission (the “Commission”) for resale (to the extent legally permitted under applicable federal securities laws and regulations), or any combination thereof, at Licensee’s sole option.  In the event that all or any portion of the Buy-Out Price is paid in shares of common stock of Licensor, the number and price of shares to be issued to Licensee for payment of the Buy-Out Price shall be equal to an amount agreed to by the Parties.  Licensor agrees to cooperate with the Licensee as reasonably requested by Licensee in structuring the payment of the Buy-Out Price in such a manner to achieve the most tax efficient structure for Licensee’s receipt of the Buy-Out Price.

10.6           Closing of Buy-Out.

(a)           The closing (the “Licensor Buy-Out Closing”) of the transactions in connection with Licensor’s exercise of Licensor Option shall occur at such place and date as Licensee and Licensor may agree in writing but in no event later than the later of (i) one hundred twenty (120) days after Licensor’s delivery of the Buy-Out Notice or (ii) determination of the Buy-Out Price by the auditor or appraiser, as the case may be, pursuant to Sections 10.2 or 10.3, as the case may be (the “Buy-Out Closing Date”).  Any portion of the Buy-Out Price which is payable in cash shall be paid by Licensor at the Buy-Out Closing Date by wire transfer of immediately available funds to a bank account designated by Licensee.  Any portion of the Buy-Out Price which is payable in common stock of Licensor shall be paid by Licensor’s delivery of stock certificates (or other written evidence satisfactory to Licensee) at the Buy-Out Closing Date representing the number of shares of common stock which Licensee has agreed to accept in connection with Licensor’s payment of the Buy-Out Price.  From and after the effective date of such termination, this Agreement shall continue in full force and effect with respect to any portion of the Territory not subject to the exercise of Licensor’s Buy-Out Option in accordance with this Section 10.6.

(b)           On the Buy-Out Closing Date, Licensee shall (i) transfer to Licensor all of Licensee’s Product inventory to be sold in the Domestic Territory, the International Territory, or both, as the case may be, which is subject to Licensor’s exercise of Licensor’s Buy-Out Option; (ii) assign and transfer all of Licensee’s right, title and interest in and to any Licensee Materials used by Licensee in the Domestic Territory, the International Territory, or both as the case may be (excluding any non-Product specific trade secrets, processes, templates, or other creative items which are used by Licensee in connection with its business and/or any Partner Materials) to Licensor, without any continuing liability of Licensee and only to the extent such rights are transferrable (and subject to any required third party consents which shall be the responsibility of Licensor to obtain); and (iii) to the extent permitted by Applicable Law, provide Licensor with reasonable access to Customer Information then in Licensee’s possession or control solely for the purposes of enabling Licensor to provide ongoing customer service, product and technical support and subscription renewals to existing Licensee Customers following the Buy-Out Closing Date. If any Licensee Materials cannot be assigned to Licensor, Licensee shall grant to Licensor, subject to any required third party consents, an exclusive, irrevocable, royalty-free license to use and exploit such Licensee Materials following the termination hereof for so long as Licensee has such rights.  In addition to the foregoing, Licensee shall use commercially reasonable efforts to assign and transfer to Licensor all of Licensee’s rights under any third party agreements (to the extent transferable) entered into by Licensee with respect to the Products sold and the services provided under this Agreement relating to the Domestic Territory or International Territory, or both, as the case may be, which is subject to Licensor’s exercise of Licensor’s Buy-Out Option.

(c)           Licensor shall have the right to request Licensee to provide management services in the Domestic Territory, the International Territory, or both, as the case may be, following the applicable Buy-Out Closing Date, which request shall be set forth in the applicable Buy-Out Notice.  Licensee and Licensor shall then negotiate in good faith a management services agreement to be executed and delivered by Licensee and Licensor on the Buy-Out Closing Date pursuant to which the services shall be provided.  Licensee shall not be obligated to provide any such management services unless and until a management services agreement is entered into between the Parties on terms and conditions satisfactory to both Parties.

11.           Term and Termination.

11.1           Length of Term. Licensee and Licensor agree that the term of this Agreement (the “Term”) shall be in perpetuity unless terminated sooner as provided in this Agreement.

11.2           Default by Licensee; Cure Period. In the event of a default by Licensee under this Agreement, Licensor shall provide written notice of default to Licensee in the manner required under Section 13.13 hereof. This notice of default shall clearly state the precise nature of the default.  In the event Licensee fails to cure the default within thirty (30) days of receipt of the written notice of default from Licensor, Licensor may, at its option, seek to recover actual damages against Licensee; provided, however that Licensor’s sole and exclusive remedy in the event of Licensee’s failure to pay any Annual Advance shall be to elect to cause the exclusive rights granted to Licensee hereunder to convert to non-exclusive rights in accordance with the terms and conditions of Section 2.2.

11.3           Default by Licensor; Cure Period. In the event of a default by Licensor under this Agreement, Licensee shall provide written notice of default to Licensor in the manner required under Section 13.13 hereof. This notice of default shall clearly state the precise nature of the default and state that Licensee may terminate this Agreement if the default is not cured by Licensor within thirty (30) days of Licensor’s receipt of the notice of default. In the event Licensor fails to cure the default within thirty (30) days of receipt of the written notice of default from Licensee, Licensee may, at its option, seek actual damages against Licensor or an order of specific performance or injunctive relief solely to correct or enjoin any such breach and/or terminate this Agreement without further notice to Licensor.

11.4           Termination by Licensee for Convenience.

(a)           Licensee shall have the right to terminate this Agreement at any time with respect to the Domestic Territory, International Territory or both, with or without cause, upon at least ninety (90) days prior written notice to Licensor.  Upon Licensor’s receipt of any such notice, the licenses set forth herein shall become non-exclusive and Licensor shall have the right to grant such licenses to any other Person or Persons in the applicable territory, provided that any such grant to another Person shall be non-exclusive during such ninety (90) day notice period of termination and the Sell Off Period.

(b)           If Licensee elects to terminate this Agreement in accordance with this Section 11.4, Licensee agrees that for a period of one (1) year from the date of termination, Licensee will not Market any antivirus and Internet security products and services in the Channels in the Territory which are competitive with the Products (as of the date of termination) without the prior written consent of Licensor.  Licensee agrees that the duration and geographic scope of the non-competition provisions set forth in this Section 11.4 are reasonable.  In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that the foregoing non-competition provision shall be deemed to be a series of separate covenants, one for each and every state of the United States of America where this provision is intended to be effective in the case of the Domestic Territory, and one for each and every political subdivision of each and every Foreign Country where this provision is intended to be effective in the case of the International Territory.

11.5           Effect of Termination. Upon termination of this Agreement for any reason, the licenses granted to Licensee hereunder, together with all rights and privileges relating thereto, shall immediately terminate (but in the event of a partial termination in accordance with Section 11.4, the rights granted to Licensee hereunder shall only terminate with respect to the Domestic Territory or the International Territory, as the case may be), and the Parties shall have no further rights or obligations hereunder except pursuant to Sections 4.5(a), 4.5(b), 4.6, 5.2, 8.3, 8.4, 8.5, 11.6, and Articles 7 and 13, which shall survive the termination of this Agreement; provided that for the period of one hundred fifty (150) calendar days following the effective date of such termination (including any partial termination in accordance with Section 10.4 (but not including any termination as a result of an exercise of Licensor’s Buy-Out Option) with respect to the rights granted to Licensee hereunder with respect to the Domestic Territory or the International Territory, as the case may be) (the “Sell Off Period”), Licensee shall retain (for itself and its sublicensees and distributors) the right to (i) sell off and distribute any Products remaining in Licensee’s or its sublicensees and distributors’ inventories at termination in the terminated Channels; (ii) fill any orders for Products that have been received as of the termination date;  and (iii) use the Product IP in connection with the Marketing of such remaining Products.

11.6           Ownership of Licensee Materials; Customer Information. Promptly following the expiration of the Sell Off Period, Licensee shall assign and transfer, at Licensor’s sole cost and expense, all of its right, title and interest in and to any Licensee Materials (excluding any non-Product specific trade secrets, processes, templates, or other creative items which are used by Licensee in connection with its business and/or any Partner Materials) to Licensor, without any continuing liability of Licensee and only to the extent such rights are transferrable (and subject to any required third party consents which shall be the responsibility of Licensor to obtain). If any Licensee Materials cannot be assigned to Licensor, Licensee shall grant to Licensor, subject to any required third party consents, an exclusive, perpetual, irrevocable, royalty-free license to use and exploit such Licensee Materials following the termination hereof.  Notwithstanding the foregoing, Licensee shall retain ownership of any Customer Information in its possession or under its control.  Upon termination of this Agreement, Licensor shall promptly deliver to Licensee any Customer Information then in Licensor’s possession and shall destroy any copies of any Customer Information.

12.           Specific Performance. The rights granted to Licensee hereunder are of unique and extraordinary character, therefore in addition to whatever other relief it may otherwise be entitled, the Parties agree that Licensee shall be entitled to obtain an injunction issued by any court of competent jurisdiction in order to specifically enforce the terms of this Agreement.

13.           Miscellaneous.

13.1           Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles.

13.2           Entire Agreement. This instrument constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes in its entirety any prior agreements or understandings between the Parties relating to the subject matter hereof.  This Agreement may be amended only by an agreement in writing signed by both of the Parties.

13.3           Assignment; Sublicense.

(a)           The rights and obligations of a Party under this Agreement may not be assigned by such Party without the prior written consent of the other Party; provided, however, that the entire rights and obligations of either Party under this Agreement are transferable, without the prior consent of the other Party, to (i) any person or entity that acquires all or substantially all of the business or assets of a Party (the “successor”) (whether by purchase of assets, equity merger or other corporate reorganization) and (ii) any Affiliate of such Party as long as such Party agrees to remain liable for its obligations hereunder.  Any such Affiliate or successor (whether by purchase of assets, equity merger or other corporate reorganization) to all or substantially all of a Party’s business and/or assets shall assume all of such Party’s rights and shall assume all of the obligations of such Party under this Agreement and shall agree to perform all of that Party’s obligations under this Agreement in the same manner and to the same extent as the original Party is required to perform such obligations in the absence of such a succession. Assignment under the terms of this paragraph shall not effect termination of the Agreement.  Notwithstanding the foregoing, Licensor shall not be entitled to transfer all or any portion of its rights and obligations hereunder to any third-party that is engaged in the business of selling consumer products or any other products via direct response or via continuity methods without the prior written consent of Licensee, which consent Licensee may withhold in its sole and absolute discretion.

(b)           Upon Licensor’s prior written consent (which consent shall not be unreasonably withheld), Licensee may, during the Term, grant sub-licenses of its rights to Market the Products and use and otherwise exploit the Product IP in accordance with the terms hereof to any Person for such sub-licensees’ use in connection with the Marketing of the Products via the applicable Channels in the Territory.  Licensor’s failure to disapprove of a proposed sub-license by Licensee within five (5) Business Days following Licensee’s written request therefore shall be deemed Licensor’s approval thereof.  Any consent by Licensor with respect to Licensee’s grant of a sub-license under this Section 13.3(b) shall not be deemed to be a consent to any other sub-licenses or any sub-license to any Person to whom such consent was not specified. Notwithstanding the foregoing, Licensor’s prior written consent shall not be required for Licensee to Market the Products via its Channel partners.

13.4           Binding Terms. Subject to Section 13.3, the rights and obligations of the parties under this Agreement will inure to the benefit of and be binding upon their respective successors and permitted assigns.

13.5           Severability. If any provision or application of this Agreement to any person or circumstance shall be held invalid, inoperative or unenforceable, the remaining Agreement and application to other persons or circumstances shall not be affected, impaired nor invalidated thereby.  Each provision of this Agreement shall be enforceable to the fullest extent permitted by applicable law.

13.6           Third Party Beneficiaries. Nothing in this Agreement: (a) confers any direct rights and remedies under this Agreement on any person not a party hereto; (b) releases, discharges or satisfies any obligation of any person not a party; nor (c) gives any person not a party hereto any right of action against any party hereto.

13.7           Section Headings. The section and paragraph headings are included for reference purposes only, and in no way define, limit or describe the scope or intent of this Agreement nor in any way affect the terms and provisions thereof.

13.8           Dispute Resolution.

(a)           Except as otherwise provided in this Agreement, Licensor and Licensee will attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement.  Either Party may initiate negotiations of any dispute by providing written notice to the other Party, setting forth the subject of the dispute.  The recipient of such notice will respond in writing within ten (10) calendar days with a statement of its position on and recommended solution to the dispute.  If the dispute is not resolved by this exchange of correspondence, then representatives of each Party with full settlement authority will meet at a mutually agreeable time and place within thirty (30) calendar days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute.

(b)           If the dispute is not resolved by these negotiations, unless otherwise agreed to by the Parties in writing, the matter will be submitted for mediation administered by the Judicial Arbitration & Mediation Service (“JAMS”) before a single mediator who shall have experience in the subject matter of the dispute.  The Parties shall jointly select the mediator within fifteen (15) days following the commencement of such action.  If the Parties cannot agree upon the mediator within fifteen (15) days following the commencement of such action, each Party shall select a mediator with experience in the subject matter of the dispute, and the two (2) selected mediators shall select a third mediator with such experience, who shall mediate such dispute.  The Parties shall share any fees or expenses of the mediator.

(c)           If the matter is not resolved through mediation, any dispute, claim or controversy arising out of or relating to this Agreement, or the construction, validity, enforcement or interpretation of this Agreement shall be resolved exclusively in the state or federal courts sitting in the City of Los Angeles.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Los Angeles for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  The parties hereby waive all rights to a trial by jury.  If either party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party in such proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

13.9           Counterparts. This Agreement may be executed in any number of counterparts, each of which when duly executed and delivered shall be an original, but all such counterparts shall constitute one and the same agreement. Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures, and may be attached to another counterpart, identical in form, but having attached to it one or more additional signature pages. This Agreement may be executed by signatures provided by electronic facsimile transmission (also known as “Fax” copies) or email delivery of a portable data file (also known as a PDF), which facsimile or PDF signatures shall be as binding and effective as original signatures.

13.10          Limitation of Liability.  Notwithstanding anything to the contrary in this Agreement, except to the extent such damages are part of a damages award or governmental order which is subject to the indemnification obligations under Section 7 above or related to a breach by a Party of Section 8.4, no Party or its Affiliates shall, in any event, be liable to the other Party (or its Affiliates) for any punitive, consequential or special damages of any kind, including, but not limited to, loss of revenue or income, cost of capital, loss of opportunity relating to the breach or the alleged breach of this Agreement, except in cases of fraud or intentional misrepresentation by such Party.

13.11          Publicity.  Licensor and Licensee shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Licensor nor the Licensee shall issue any such press release or otherwise make any such public statement without the prior consent of Licensor, with respect to any press release of Licensee, or without the prior consent of Licensee, with respect to any press release of Licensor, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law or regulation, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.  Notwithstanding the foregoing, subject to applicable law, Licensor shall not publicly disclose the name of Licensee, or include the name of the Licensee in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Licensee.

13.12          No Guarantee.  Licensor acknowledges and agrees that: (i) it is well-informed about the financial risks associated with the direct response advertising industry and (ii) Licensee makes no warranty, expressed or implied, as to the degree of success to be achieved by reason of the airing or other distribution of any Licensee Materials, nor shall Licensor seek to hold Licensee liable with respect thereto.  Licensee has not made, and does not hereby make, any representation or warranty with respect to the level of sales and revenue to be derived as a result of Licensee’s advertising, promotion and marketing of the Products and/or Licensee’s airing or other distribution of Licensee Materials. Licensor recognizes and acknowledges that the level of revenues from sales of the Products of any kind contemplated by this Agreement is speculative.  Licensor agrees that it shall not make any claim, nor shall it seek to impose any liability upon Licensee based upon any claim that more sales, revenues, media exposure or customers could have been obtained or better business could have been done than was actually made or done by Licensee or its successors, licensees and assigns, or that better business terms, prices or opportunities could have been obtained.

13.13          Notices. Any notice, request, payment or other communication under this Agreement shall be in writing and shall be given or made by physical delivery, confirmed facsimile with a copy sent the same day by first class mail postage prepaid, overnight carrier (e.g., Federal Express) or by U.S. mail, registered or certified mail (postage prepaid, return receipt requested) addressed to the appropriate Party. All such notices shall be addressed as follows or such other addresses of which a Party subsequently notifies the other Party (provided that a Party’s inadvertent failure to comply with the provisions of this Section 13.13 shall not be deemed a breach of this Agreement provided that the notice reaches the other Party in a reasonably timely manner).

IF TO LICENSOR:

CyberDefender Corporation
617 West 7th Street, Suite 1000
Los Angeles, CA 90017
Fax: 213-689-8630
Attn: Gary Guseinov

WITH A COPY TO:

Richardson & Patel, LLP
10900 Wilshire Blvd.
Suite 500
Los Angeles, CA 90024
Fax:  310-208-1154
Attn: Kevin Friedmann, Esq.

IF TO LICENSEE:

GR Match, LLC
c/o Guthy-Renker LLC
3340 Ocean Park Boulevard, Suite 3000

Santa Monica, CA 90405

Fax (310) 581-3443
Attn: General Counsel

WITH A COPY TO:

GR Match, LLC
c/o Guthy-Renker LLC
3340 Ocean Park Boulevard, Suite 3000

Santa Monica, CA 90405

Fax (310) 581-3443
Attn: President

WITH A COPY TO:

Venable LLP
575 7th Street, NW
Washington, DC 20004
Fax (202) 344-8300
Attn: Robert J. Bolger, Jr., Esq.

[remainder of page intentionally left blank]

      IN WITNESS WHEREOF, this Agreement is entered into as of the day and year first above written.

“LICENSOR”

CYBERDEFENDER CORPORATION, a California corporation

By:	/s/ Gary Guseinov
Name: Gary Guseinov
Title: Chief Executive Officer

“LICENSEE”

GR MATCH, LLC, a Delaware limited liability company

By:	/s/ Bennet Van de Bunt
Name: Bennet Van de Bunt
Title: Manager

Schedule A

Territory and Channels of Distribution

Territory	Channels of Distribution
“DOMESTIC TERRITORY”
United States
(1) Retail stores (including online retail storefronts, such as online websites of “brick and mortar” retailers, as well as strictly online retailers such as Amazon.com), kiosks, counters and other similar retail channels of distribution

(2) Television shopping channels (e.g. QVC and HSN) regardless of the delivery means (e.g. broadcast, cable, satellite television, closed circuit, etc.)

“INTERNATIONAL TERRITORY”
Australia
Canada
China
Hong Kong
India
Japan
New Zealand
Russia
Taiwan
Western Europe
➢                 Andorra
➢                 Austria
➢                 Belgium
➢                 Denmark
➢                 Finland
➢                 France
➢                 Germany
➢                 Greece
➢                 Iceland
➢                 Ireland
➢                 Italy
➢                 Liechtenstein
➢                 Luxembourg
➢                 Netherlands
➢                 Norway
➢                 Portugal
➢                 Spain
➢                 Sweden
➢                 Switzerland
➢                 United Kingdom

(1) Retail stores (including online retail storefronts), kiosks, counters and other similar retail channels of distribution

(2) Television shopping channels (e.g. QVC and HSN) regardless of the delivery means (e.g. broadcast, cable, satellite television, closed circuit, etc.)

(3) Direct Response Television and Radio (including cable, satellite and other means of distribution)

(4) Internet websites (other than www.cyberdefender.com) used in connection with Marketing of the Products pursuant to clauses (1) through (3) above.

Schedule B

Patents

1.	“Threat Protection Network”, Application No. US2005/034205 (file date Sep. 22, 2005); and EPO Application No. 05821356.2 (file date April 23, 2007)

2.	“System for Distributing Information Using a Secure Peer to Peer Network”, Application No. US2005/034069

3.	“System and Method for Operating an Anti-Malware Network on a Cloud Computing Platform”, Provisional Application No. 61/221,477 (file date June 29, 2009)

Schedule C

Trademarks

1.	CYBERDEFENDER, United States Registration No. 3217137

2.	CYBERDEFENDER X-RAY, United States Serial No. 77932889

3.	DOUBLEMYSPEED, United States Serial No. 77831517

4.	CYBERDEFENDER REGISTRY CLEANER

5.	CYBERDEFENDER EARLY DETECTION CENTER

6.	CYBERDEFENDER REGISTRY CLEANER

7.	CYBERDEFENDERULTIMATE 2008

8.	CYBERDEFENDERCOMPLETE 2008

9.	CYBERDEFENDER IDENTITY PROTECTION SERVICES

10.	MYIDENTITYDEFENDER TOOLBAR

11.	CYBERDEFENDERFREE

12.	MYCLEANPC, United States Serial No. 77961498

13.	FASTERPCFOR DUMMIES

14.	PCSPEEDFOR DUMMIES

Schedule D

Products; Royalty

Territory in Which Product is Sold	Product	Amount of Royalty (per annual subscription)
Any jurisdiction within the Domestic Territory	CyberDefender Early Detection Center ➢Antispyware and Antivirus PC software with unlimited software and threat updates for 1 year. Tier 1 and Tier 2 technical support included. ➢All software updates included	$2.50
	CyberDefender Early Detection Center Family Pak ➢Antispyware and Antivirus PC software with unlimited software and threat updates for 1 year. Tier 1 and Tier 2 technical support included. ➢All software updates included. ➢Software bundle includes 5 licenses which can protect up to 5 PCs	$3.00
	CyberDefender Registry Cleaner ➢Analyzes and fixes broken PC registries and performs other PC optimization tasks. ➢Unlimited updates for 1 year.	$2.50
Any jurisdiction within the International Territory	CyberDefender Early Detection Center ➢Antispyware and Antivirus PC software with unlimited software and threat updates for 1 year. Tier 1 and Tier 2 technical support included. ➢All software updates included	$4.00
	CyberDefender Early Detection Center Family Pak ➢Antispyware and Antivirus PC software with unlimited software and threat updates for 1 year. Tier 1 and Tier 2 technical support included. ➢All software updates included. ➢Software bundle includes 5 licenses which can protect up to 5 PCs	$6.00
	CyberDefender Registry Cleaner ➢Analyzes and fixes broken PC registries and performs other PC optimization tasks. ➢Unlimited updates for 1 year	$4.50